Dated as of:

September 14, 2016

THIRD AMENDED SCHEDULE A

to the

EXPENSE LIMITATION AGREEMENT

OPERATING EXPENSE LIMITS

Fund Name	Class of Shares	Maximum Operating Expense Limit[1]
JOHCM Emerging Markets Opportunities Fund	Institutional Class I Class II	129 basis points (bps) 139bps 154bps

JOHCM Global Equity Fund	Institutional Class I Class II	108bps 118bps 133bps

JOHCM International Select Fund	Class I Class II	105bps 130bps

JOHCM International Small Cap Equity Fund	Institutional Class I Class II	124bps 134bps 149bps

JOHCM Asia Ex-Japan	Institutional Class I Class II	129bps 139bps 154bps

JOHCM Emerging Markets Small Mid Cap Equity Fund	Institutional Class I Class II Class III	154bps 164bps 179bps 204bps

[1]	Expressed as a percentage of a Fund’s average daily net assets.

AIT-JOHCM	Page 1

JOHCM US Small Mid Cap Equity Fund	Institutional Class I Class II Class III	99bps 109bps 124bps 149bps

JOHCM International Opportunities Fund	Institutional Class I Class II	89bps 99bps 114bps

ADVISERS INVESTMENT TRUST		JO HAMBRO CAPITAL MANAGEMENT LIMITED		JO HAMBRO CAPITAL MANAGEMENT LIMITED

By:	/s/ Dina Tantra	By:	/s/ M. Helen Vaughan	By:	/s/ Gavin Rochussen
Name:	Dina A. Tantra	Name:	M.H. Vaughan	Name:	G. M. Rochussen
Title:	President	Title:	COO	Title:	CEO

AIT-JOHCM	Page 2